Exhibit 99.1
NEWS RELEASE

For further information contact:
Kirk J. Meche    David S. Schorlemer
Chief Executive Officer     Chief Financial Officer
713.714.6100    713.714.6106

FOR IMMEDIATE RELEASE
Thursday, July 27, 2017

GULF ISLAND FABRICATION, INC.
REPORTS SECOND QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $10.9 million ($0.73 basic and diluted loss per share) on revenue of $45.9 million for the three months ended June 30, 2017, compared to net income of $5.5 million ($0.37 basic and diluted earnings per share) on revenue of $81.5 million for the three months ended June 30, 2016. For the six months ended June 30, 2017 and 2016, the Company reported a net loss of $17.4 million ($1.17 basic and diluted loss per share) on revenue of $83.9 million compared to net income of $6.5 million ($0.44 basic and diluted earnings per share) on revenue of $165.5 million.

Kirk Meche, the Company's CEO and President, commented, "Results for the second quarter of 2017 are reflective of contract losses of approximately $10.2 million as a result of rework performed and revised estimates to complete two vessel construction projects we assumed as part of our shipyard asset acquisition in 2016. Additionally, competitive pricing pressures and the continued weakness in demand from our traditional markets in offshore oil and gas contributed to our losses. Finally, we incurred holding costs of $1.2 million during the quarter related to our South Texas facilities which are for sale. Year-to-date holding costs in South Texas were $2.5 million plus another $1.9 million in depreciation which was incurred during the first quarter."

He continued, "As stated in prior earnings calls, we are focused on managing our balance sheet and rebuilding contract backlog in new markets and believe we have made progress on both initiatives. During the quarter, we successfully negotiated a new $40.0 million credit agreement with Whitney Bank with improved flexibility to support our business. Additionally, we increased our revenue backlog to its highest level in over three years to $251.0 million, up $137.8 million from last quarter's total. Finally, the increase in backlog included new project awards totaling $167.0 million in markets primarily outside of oil and gas."

The Company had revenue backlog of $251.0 million and labor backlog of approximately 1.7 million labor hours at June 30, 2017, compared to revenue backlog of $113.2 million and labor backlog of 1.1 million labor hours reported as of March 31, 2017.

	June 30, 2017	December 31, 2016
	(in thousands)

Cash and cash equivalents	$22,283	$51,167
Total current assets	214,121	113,360
Property, plant and equipment, net	90,698	206,222
Total assets	307,586	322,408
Total current liabilities	46,384	35,348
Total shareholders’ equity	246,054	263,032

Our balance sheet position at June 30, 2017, includes $22.3 million in cash, no debt, and working capital of $167.7 million which includes $107.3 million in assets held for sale, primarily related to our South Texas assets. We continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas industry downturn and further expand our efforts to secure additional project awards in markets with greater demand.

On June 9, 2017, we successfully negotiated a new $40.0 million credit agreement with Whitney Bank that matures on June 9, 2019. Loan amounts may be used for issuing letters of credit and/or general corporate and working capital purposes providing the Company with enhanced working capital flexibility to manage our business and respond to market opportunities.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 28, 2017, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2017. The call is being webcast through CCBN and can be accessed at Gulf Island's website at http://www.gulfisland.com. Participants may also join the conference call by dialing 1.888.715.1402 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our website two hours after the call and ending August 4, 2017.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. The Company is currently fabricating complex modules for the construction of a new petrochemical plant, completing newbuild construction of a technologically advanced offshore support and two multi-purpose service vessels and recently fabricated wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest lift boats servicing the Gulf of Mexico ("GOM"), one of the deepest production jackets in the GOM and the first SPAR fabricated in the United States. The Company’s customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators. Our corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and Aransas Pass and Ingleside, Texas.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Revenue (1)	$45,868	$81,502	$83,860	$165,481
Cost of revenue	57,488	67,436	100,378	145,714
Gross profit (loss)	(11,620)	14,066	(16,518)	19,767
General and administrative expenses	4,640	5,062	8,570	9,547
Asset impairment	—	—	389	—
Operating income (loss)	(16,260)	9,004	(25,477)	10,220
Other income (expense):
Interest expense	(158)	(88)	(217)	(138)
Interest income	12	2	12	8
Other income, net	(266)	42	(257)	440
Total other income (expense)	(412)	(44)	(462)	310
Income (loss) before income taxes	(16,672)	8,960	(25,939)	10,530
Income taxes (benefit) (2)	(5,749)	3,420	(8,561)	4,001
Net income (loss)	$(10,923)	$5,540	$(17,378)	$6,529
Per share data:
Basic and diluted earnings (loss) per share - common shareholders	$(0.73)	$0.37	$(1.17)	$0.44
Cash dividend declared per common share	$0.01	$0.01	$0.02	$0.02
________________

(1)
Revenue includes non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the 2016 shipyard asset acquisition of $335,000 and $1.5 million for the three months ended June 30, 2017 and 2016 and $1.9 million and $2.7 million for the six months ended June 30, 2017 and 2016, respectively.

(2)
We adopted Accounting Standards Update (ASU) No. 2016-09 on January 1, 2017, which requires the recognition of the excess tax benefit or deficiency related to the difference between the deduction for tax purposes and the compensation cost recognized for financial reporting purposes created when stock grants vest as an income tax benefit or expense in the Company’s statement of income. Under previous GAAP, this difference was recognized in additional paid-in capital.

Operating Segments
Backlog (in thousands)

Segments	June 30, 2017		December 31, 2016
	$'s (1)	Labor hours	$'s	Labor hours
Fabrication	$42,326	426	$65,444	707
Shipyards	196,429	1,032	59,771	457
Services	13,318	196	7,757	101
Intersegment eliminations	(1,045)	—	—	—
Total backlog (1)	$251,028	1,654	$132,972	1,265

__________

(1)
We exclude suspended projects from contract backlog when they are expected to be suspended more than twelve months because resumption of work and timing of revenue recognition for these projects are difficult to predict.

Results of Operations (in thousands, except percentages)

During the three and six months ended June 30, 2017, management reduced its allocation of corporate administrative costs and overhead expenses to its operating divisions such that a significant portion of its corporate expenses are retained in its non-operating Corporate division. In addition, it has also allocated certain personnel previously included in the operating divisions to the Corporate division. In doing so, management believes that it has created a fourth reportable segment with each of its three operating divisions and its Corporate division each meeting the criteria of reportable segments under GAAP. During the three and six months ended June 30, 2016, we allocated substantially all of our corporate administrative costs and overhead expenses to our three operating divisions. We have recast our 2016 segment data below in order to conform to the current period presentation. Our results of our operations by segment for the three and six months ended June 30, 2017, and 2016, are presented below (in thousands, except for percentages).

Fabrication	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$13,990	$24,296	$24,199	$48,125
Gross profit (loss)	1,931	3,877	(1,034)	3,964
Gross profit (loss) percentage	13.8%	16.0%	(4.3)%	8.2%
General and administrative expenses	833	1,130	1,654	1,936
Operating income (loss)	1,098	2,747	(2,688)	2,028

Shipyards	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue (1)	$18,303	$29,373	$36,724	$63,493
Gross profit (loss) (1)	(13,851)	5,423	(15,556)	7,797
Gross profit (loss) percentage	(75.7)%	18.5%	(42.4)%	12.3%
General and administrative expenses	983	1,460	1,947	2,750
Asset impairment	—	—	389	—
Operating income (loss) (1)	(14,834)	3,963	(17,892)	5,047

Services	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$15,396	$28,692	$26,107	$55,251
Gross profit (loss)	390	4,864	423	8,240
Gross profit (loss) percentage	2.5%	17.0%	1.6%	14.9%
General and administrative expenses	647	800	1,313	1,519
Operating income	(257)	4,064	(890)	6,721

Corporate	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Gross profit (loss)	(90)	(98)	(350)	(234)
Gross profit (loss) percentage	n/a	n/a	n/a	n/a
General and administrative expenses	2,177	1,672	3,656	3,342
Operating income	(2,267)	(1,770)	(4,006)	(3,576)
____________

(1)
Revenue includes non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the 2016 shipyard asset acquisition of $335,000 and $1.5 million for the three months ended June 30, 2017 and 2016 and $1.9 million and $2.7 million for the six months ended June 30, 2017 and 2016, respectively.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

We adopted Accounting Standards Update (ASU) No. 2016-09 on January 1, 2017, which clarifies that cash paid by the Company to taxing authorities on behalf of an employee from the value of withheld vested shares should be classified as a financing activity in the Company’s statement of cash flows. We have reported $0.9 million within financing activities within our Statement of Cash Flows for the six months ended June 30, 2017, as a result of adoption of this ASU. We have also recast our Statement of Cash Flows for the six months ended March 31, 2016, which resulted in the reclassification of $0.1 million from cash used in operating activities to cash used in financing activities to conform with the current period presentation.

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(17,378)	$6,529
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Bad debt expense	17	320
Depreciation and amortization	7,476	12,878
Amortization of deferred revenue	(1,887)	(2,654)
Asset impairment	389	—
Loss (gain) on sale of assets	259	(369)
Deferred income taxes	(8,784)	3,899
Compensation expense - restricted stock	1,583	1,619
Changes in operating assets and liabilities:
Contracts receivable and retainage	(17,927)	9,783
Contracts in progress	(4,814)	1,550
Prepaid expenses and other assets	201	(1,396)
Inventory	102	(1,234)
Accounts payable	10,308	(7,522)
Advance billings on contracts	4,665	247
Deferred revenue	(5,078)	(8,718)
Deferred compensation	393	—
Accrued expenses	(795)	2,769
Accrued contract losses	3,127	(5,974)
Current income taxes and other	207	105
Net cash (used in) provided by operating activities	(27,936)	11,832
Cash flows from investing activities:
Capital expenditures	(1,824)	(3,290)
Net cash received in acquisition	—	1,588
Proceeds on the sale of equipment	2,120	5,548
Net cash provided by investing activities	296	3,846
Cash flows from financing activities:
Tax payments made on behalf of employees from withheld, vested shares of common stock	(884)	(146)
Payment of financing cost	(61)	—
Payments of dividends on common stock	(299)	(295)
Net cash used in financing activities	(1,244)	(441)
Net change in cash and cash equivalents	(28,884)	15,237
Cash and cash equivalents at beginning of period	51,167	34,828
Cash and cash equivalents at end of period	$22,283	$50,065